Exhibit 99.1

JER INVESTORS TRUST INC. (NYSE: JRT) ANNOUNCES SECOND QUARTER 2008 RESULTS

McLean, VA –August 6, 2008: JER Investors Trust Inc. (NYSE: JRT) today reported results for the quarter ended June 30, 2008:

Second Quarter Highlights:

•

Liquidity: At June 30, 2008, we had $43.4 million in unrestricted cash plus an additional $1.2 million of restricted cash as well as borrowings on our repurchase agreements of $151.3 million. As of August 4, 2008, unrestricted cash decreased to $38.4 million and borrowings on our repurchase agreements decreased to $100.6 million.

•

Credit Performance: As of June 30, 2008, delinquency rates on collateral for our CMBS portfolio in which we own the first-loss position remain at low levels with a 60 day delinquency rate of approximately 31 basis points compared to 32 basis points at March 31, 2008. Overall, CMBS portfolio cash flow projections generally continue to be in line with original underwriting. There were no delinquencies, impairment charges or loss reserves established related to real estate loans as of and during the three months ended June 30, 2008.

•

Adjusted Funds from Operations: Generated Adjusted Funds from Operations (“AFFO”) of $8.6 million and $19.6 million, or $0.33 and $0.76, respectively, per diluted common share for the three and six months ended June 30, 2008.

•	GAAP Operating Results: Net income (loss) was $29.0 million and $(37.9) million, or $1.13 and $(1.47), respectively, per diluted common share for the three and six months ended June 30, 2008.

•

Stockholders’ Equity: Stockholders’ equity at June 30, 2008 is $262.8 million, or $10.15 per share, compared to $256.0 million, or $9.88 per share, at March 31, 2008. In addition, if all assets and liabilities were carried at fair value at June 30, 2008, we estimate that stockholders’ equity would increase to approximately $293.9 million or $11.35 per share. At the end of this earnings release is a proforma calculation of the June 30, 2008 Fair Value Balance Sheet and Stockholders’ Equity.

•	Subsequent Events:

o	On July 31, 2008 we paid dividends of $7.8 million, or $0.30 per share, which we declared in June 2008.
o	In July 2008, we sold a fixed rate real estate loan classified as held for sale with a face amount of $65.0 million for proceeds of $54.8 million. Proceeds from the sale of this loan were used to pay down $40.8 million in related repurchase agreement borrowings and $4.0 million of swap termination costs. The $50.8 million of proceeds, net of swap termination costs, compares to a net carrying value of the loan and swap of $50.8 million on June 30, 2008.
o	Between July 1, 2008 and August 4, 2008, we paid margin calls of $9.5 million on our repurchase agreements.

Operating Results

Net income was $29.0 million, or $1.13 per diluted common share, for the three months ended June 30, 2008, compared to net income of $10.1 million, or $0.39 per diluted common share, for the three months ended June 30, 2007. Net loss was $37.9 million, or $1.47 per diluted common share, for the six months ended June 30, 2008, compared to net income of $19.9 million, or $0.77 per diluted common share, for the six months ended June 30,

2007. AFFO was $8.6 million, or $0.33 per diluted share, for the three months ended June 30, 2008, compared to $11.3 million, or $0.44 per diluted share, for the three months ended June 30, 2007. AFFO was $19.6 million, or $0.76 per diluted share, for the six months ended June 30, 2008, compared to $22.0 million, or $0.86 per diluted share, for the six months ended June 30, 2007. At the end of this earnings release is a reconciliation of GAAP net income (loss) to AFFO for the three and six months ended June 30, 2008 and 2007.

Total revenues were $32.6 million and $64.3 million for the three and six months ended June 30, 2008 compared to $34.2 million and $64.1 million for the three and six months ended June 30, 2007, respectively. The decrease in revenues for the three months ended June 30, 2008 compared to the same period in 2007 is primarily due to the sale of our investment in real estate assets, reduced income from real estate loans due to loan repayments and lower LIBOR rates on our floating rate real estate loans and lower income from cash balances due to lower cash balances and lower yields on cash, offset in part by higher CMBS income due to acquisitions during 2007 and higher levels of non-cash CMBS income. The non-cash CMBS income is principally due to the other than temporary impairment charge on CMBS recorded during the first quarter of 2008 which reduced our CMBS cost basis and increased GAAP yields on CMBS, resulting in non-cash accretion income on these investments.

Interest expense for the three and six months ended June 30, 2008 was $13.8 million and $29.2 million compared to $19.8 million and $35.4 million for the three and six months ended June 30, 2007. Due to the adoption of SFAS No. 159, effective January 1, 2008, as well as discontinuation of hedge accounting on our non-CDO interest rate swaps, interest expense in the three and six months ended June 30, 2008 does not include the impact of interest rate swaps. During the three and six months ended June 30, 2007, interest expense includes $(0.4) million and $(0.7) million related to interest rate swaps. After adjusting for this classification difference, the $6.4 million and $6.9 million decrease in interest expense for the three and six months ended June 30, 2008, respectively, is primarily related to decreased LIBOR rates in 2008 compared to 2007 and lower average balances outstanding on repurchase agreements in 2008 offset in part, by higher borrowing spreads and related facility costs on our repurchase agreements. In addition, interest expense during the six months ended June 30, 2008 increased over the same period in 2007 as a result of our issuance of junior subordinated debentures in April 2007.

Total management fees were $1.9 million and $3.7 million for the three and six months ended June 30, 2008 compared to $2.1 million and $4.1 million for the three and six months ended June 30, 2007. Base management fees were $1.9 million and $3.7 million for each of the three and six months ended June 30, 2008 and 2007. We incurred no incentive management fees during the three and six months ended June 30, 2008 compared to $0.2 million and $0.4 million during the same periods in 2007.

General and administrative expenses were $1.9 million and $3.9 million for the three and six months ended June 30, 2008 compared to $2.0 million and $4.3 million for the same periods in 2007. For the six months ended June 30, 2008 compared to the same period in 2007, the decrease in general and administrative expenses is primarily due to decreased due diligence expense as a result of lower acquisition volume.

During the three and six months ended June 30, 2008, other gains (losses), net, of $14.0 million and $(65.4) million were recorded and consist of the following (in millions):

Composition of Other Gains (Losses)

	For the Three Months Ended June 30, 2008	For the Six Months Ended June 30, 2008
Changes in Fair Value
CDO related financial assets and liabilities
CMBS	$(428)	$(175,189)
Real estate loans	(6,856)	(11,764)
Notes payable	7,585	274,237
Interest rate swaps	22,322	2,244

Unrealized gain (loss) on CDO related financial assets and liabilities	22,623	89,528

Non-CDO related financial assets and liabilities
Loss on CMBS impairment	(273)	(45,395)
Real estate loans held for sale	(506)	(28,874)
Interest rate swaps	8,199	3,394

Unrealized gain (loss) on non-CDO related financial assets and liabilities	7,420	(70,875)

Total changes in fair value	30,043	18,653

Realized Losses
Loss on real estate loan held for sale (1)	(9,249)	(9,249)
Loss on termination of non-CDO interest rate swaps	(1,370)	(1,370)

Total realized losses	(10,619)	(10,619)

Cash payments on interest rate swaps	(4,690)	(6,773)

Recognition of amounts in other comprehensive income (loss) ("AOCI") as of December 31, 2007
Loss on CMBS impairment	—	(54,457)
Unrealized gain (loss) on non-CDO interest rate swaps	—	(10,795)
Amortization of swap termination costs	(126)	(250)
Amortization of unrealized loss on CDO related interest rate swaps	(575)	(1,143)

Total recognition of amounts in AOCI as of December 31, 2007	(701)	(66,645)

Total other gains (losses)	$14,033	$(65,384)

(1)	Loan carrying value at March 31, 2008 reflected unrealized loss of $8.1 million.

We recorded unrealized gains, net, on our CDO related financial assets and liabilities of $22.6 million and $89.5 million, respectively, during the three and six months ended June 30, 2008. For the three months ended June 30, 2008, such unrealized gains, net, were primarily due to changes in fair value of our interest rate swaps. Unrealized gains, net, for the six months ended June 30, 2008 were primarily due to the widening of credit spreads on CDO notes payable, offset in part, by widening credit spreads on CMBS and real estate loans.

We recorded non-cash impairment charges of $0.3 million and $99.9 million, respectively, for the three and six months ended June 30, 2008 on our CMBS investments not financed by CDO’s. The non-cash impairment charges include charges of $0.3 million and $2.4 million during the three and six months ended June 30, 2008, respectively, related to declines in the projected net present value of future cash flows on certain of the CMBS investments pursuant to EITF 99-20. The remaining non-cash CMBS impairment charges of $0 and $97.5 million during the three and six months ended June 30, 2008 relates to other than temporary declines in fair value due to widening credit spreads for CMBS investments which began in the first half of 2007, accelerated throughout the second half of 2007 and continued through the first quarter of 2008, resulting in both increased severity of the level of unrealized losses as well as increased duration of such unrealized losses. For the three and six months ended June 30, 2007, we recorded no non-cash impairment charges on our CMBS investments.

Unrealized losses, net, of $0.5 million and $28.9 million, respectively, were recorded on our real estate loans held for sale during the three and six months ended June 30, 2008. Note that these amounts are net of the reversal of prior unrealized losses of $8.1 million on a loan that was sold during the quarter ended June 30, 2008 at a realized loss of $9.2 million. The losses were primarily due to spread widening on such loans and the impact of higher benchmark rates on fixed rate loans. We carry these loans at the lower of cost or estimated fair value, on an individual loan basis.

Unrealized gains (losses) on non-CDO related interest rate swaps of $8.2 million and $(7.4) million were recorded during the three and six months ended June 30, 2008 as a result of discontinuing hedge accounting for these swaps during 2008. These interest rate swaps were originally designated to hedge existing floating rate indebtedness related to our repurchase agreements and anticipated future long-term floating rate indebtedness. We discontinued hedge accounting for these swaps as a result of uncertainty related to our ability to obtain future long-term financing associated with such swaps due to continued market disruptions as well as the potential for sales of certain of our real estate loans held for sale which would ideally be financed by such borrowings. No unrealized gains (losses) on interest rate swaps were recorded during the three and six months ended June 30, 2007.

In connection with the sale of a real estate loan in June 2008 and repayment of associated borrowings, the Company terminated an interest rate swap with a notional balance of $45.0 million and paid swap termination costs of $1.4 million.

Losses on interest rate swaps of $5.4 million and $8.2 million, respectively, consist primarily of net cash settlements on such swaps of $4.7 million and $6.8 million during the three and six months ended June 30, 2008, amortization of unrealized losses as of December 31, 2007 on CDO related interest rate swaps of $0.6 million and $1.1 million during the three and six months ended June 30, 2008 and amortization of swap termination costs, net, from accumulated other comprehensive income of $0.1 million and $0.2 million during the three and six months ended June 30, 2008.

Investment Activity

During the three months ended June 30, 2008, we received principal repayments of $3.3 million related to two real estate loan investments.

In June 2008, we sold a fixed rate real estate loan classified as held for sale with a face amount of $45.0 million for net proceeds of $36.2 million. Proceeds from the sale were used to pay down $26.4 million of repurchase agreement borrowings and $1.4 million in interest rate swap termination costs. The $34.8 million of proceeds, net of swap termination costs, compares to a net carrying value of the loan and swap of $33.4 million on March 31, 2008.

Since raising our initial equity capital in June 2004 through June 30, 2008, we have closed 55 investments, comprised of CMBS, real estate loans, real estate assets and investments in the US Debt Fund totaling approximately $2.0 billion. In addition, through June 30, 2008 the Company has sold assets or received principal payments on investments aggregating approximately $523.4 million.

The Company’s investments as of June 30, 2008 consist of:

	June 30, 2008				Weighted Average
	Face Amount/ Cost Basis (1)	Amortized Cost	Fair Value	% of Total Investments (2)	Coupon Rate (5)	Loss Adjusted Yield
	($ in millions)
CMBS financed by CDO's	$1,307.6	$387.4	$390.4	43.9%	5.1%	20.0	%(3)
CMBS not financed by CDO's	453.1	107.7	100.2	11.3%	5.2%	20.6	%(3)
Real estate loans, held for investment	275.0	274.7	253.7	28.5%	5.3%	5.7	%(4)
Real estate loans, held for sale	187.6	184.7	141.9	16.0%	6.8%	6.6	%(4)
Investments in unconsolidated joint ventures:
US Debt Fund	3.3	3.3	3.3	0.4%	N/A	N/A

Total	$2,226.6	$957.8	$889.5	100.0%	5.5%	13.4%

(1)	For investments in unconsolidated joint ventures.
(2)	Based on fair value.
(3)

Loss adjusted yields for our CMBS investments reflect the impact of estimated future losses on underlying collateral and are the basis on which we record interest income on such investments in our GAAP financial statements in accordance with guidance provided by EITF 99-20.

(4)	Represents yield on amortized cost.
(5)	Based on face amount.

Effective January 1, 2008, we elected to account for our CMBS investments and real estate loans held for investment financed by CDO’s using the fair value option under SFAS No. 159. As a result, changes in the value of such CMBS and real estate loans held for investment are recorded as a component of unrealized gains (losses) on CDO related financial assets in our consolidated statement of operations. With respect to CMBS not financed by CDO’s, we classify these as available for sale. As such, absent impairment, changes in the estimated fair value of such CMBS investments are reflected as changes to accumulated other comprehensive income (loss) and affect stockholders’ equity. As of June 30, 2008, unrealized losses, net, of $7.5 million were reflected in accumulated other comprehensive income (loss) with respect to these CMBS investments.

In July 2008, we sold a fixed rate real estate loan classified as held for sale with a face amount of $65.0 million for net proceeds of $54.8 million. Proceeds from the sale of this loan were used to pay down $40.8 million in related repurchase agreement borrowings and $4.0 million of swap termination costs. The $50.8 million of proceeds, net of swap termination costs, compares to a net carrying value of the loan and swap of $50.8 million on June 30, 2008.

Stockholders’ Equity

At June 30, 2008, our GAAP book value per share was $10.15, compared to $9.88 at March 31, 2008.

If we were to mark all of our assets and liabilities to market as of June 30, 2008, we estimate that our stockholders’ equity would approximate $293.9 million or $11.35 per share. At the end of this earnings release is a proforma calculation of the June 30, 2008 fair value balance sheet and stockholders’ equity.

Credit Quality and Continued Focus on Commercial Real Estate

We continue to focus our business activities on debt securities and loans collateralized by commercial real estate assets. We have no investments in single family residential loans or residential mortgage backed securities, including no investments in “sub prime” residential loans or “sub prime” residential mortgage backed securities.

For our 26 CMBS investments as of June 30, 2008, the performance of the underlying collateral in aggregate has generally remained consistent with our original underwriting. In addition, there are no existing delinquencies or monetary defaults on any of our 13 real estate loans. Impairment charges of $0.3 million were recorded during the three months ended June 30, 2008 related to our CMBS investments that are not financed by CDO’s and relates to declines in the projected net present value of future cash flows on four separate CMBS bonds pursuant to EITF 99-20.

Through August 4, 2008, the credit ratings of certain of our CMBS investments have been downgraded by rating agencies. The CMBS deals that were downgraded include LBUBS 2005- C3, MSCI 2005- IQ10, JPMCC 2005 CIBC-12, JPMCC 2005 CIBC-11, BACM 2005-1 and MLMT 2006- C2, and the downgrade affected bonds with a face amount of $128.8 million and a fair value of $43.4 million at June 30, 2008. Of these bonds, $98.0 million and $30.8 million of face amount was financed by CDO I and CDO II, respectively, at June 30, 2008.

For our 26 CMBS investments, 21 are investments in conduit issuances between 2004 and 2007 in which we own the first-loss position. For the 21 first-loss CMBS positions which are collateralized by approximately 3,500 loans with an aggregate outstanding balance of approximately $48 billion, the 60 day delinquency rate based on the remittance reports as of June 30, 2008 was 31 basis points compared to 32 basis points at March 31, 2008. Including transfers in and loans returned to the master servicer subsequent to June 30, 2008, there are currently 27 loans totaling approximately $265.2 million that are being managed by the applicable special servicer, which is an affiliate of J.E. Robert Company, Inc. Of the $265.2 million of loan balances in special servicing, 9 loans totaling $90.7 million are current, 3 loans totaling $12.9 million have been foreclosed upon and 15 loans totaling $161.6 million are delinquent and are in monetary default. Based on the evaluation of the collateral properties underlying the CMBS investments and giving consideration to the workout status of the respective loans, we have incorporated estimates of future loan loss assumptions from the underlying collateral into the cash flow projections for such CMBS investments. Realized credit losses to date on collateral for our “first-loss” CMBS investments are $2.7 million, which is significantly lower than our original underwritten losses to date.

Borrowings / Liquidity

At June 30, 2008, we had $43.4 million in unrestricted cash plus an additional $1.2 million of restricted cash as well as borrowings on our repurchase agreements of $151.3 million. As of August 4, 2008, unrestricted cash decreased by $5.0 million to $38.4 million primarily as a result of proceeds from sales of real estate loans of $54.8 million reduced by associated repurchase agreement repayments of $40.8 million and swap termination costs of $4.0 million, margin calls of $9.5 million and payment of our second quarter 2008 dividend of $7.8 million. As of August 4, 2008, borrowings on our repurchase agreements decreased to $100.6 million.

With respect to liabilities, at June 30, 2008, total liabilities were $685.5 million. The individual components of our liabilities are described as follows:

•

$431.9 million (or 63.0% of total liabilities) represents the estimated fair value of borrowings in the form of long term, “match-funded” debt relating to our two collateralized debt obligation offerings, CDO I and CDO II with an aggregate face amount of $974.6 million. Pursuant to our adoption of SFAS No. 159 effective January 1, 2008, we elected to account for these notes payable using the fair value option. CDO I and CDO II are not subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral, have maturities tied specifically to actual repayments of underlying collateral and are generally non-recourse to the Company. Absent the Company purchasing such notes payable at these discounted values or a situation where the proceeds from collateral were insufficient to satisfy the notes payable, the Company expects at this time that collateral for the notes payable will ultimately repay the face amount in full.

•

$151.3 million (or 22.1% of total liabilities) represents borrowings under short-term repurchase facilities with three separate lenders. These facilities are generally subject to “margin calls” based on mark-to-market fair value determinations of the underlying collateral, and contain certain recourse provisions to us. As of August 4, 2008 and June 30, 2008, repurchase agreement borrowings consisted of the following:

	Amount
	August 4, 2008	June 30, 2008

Secured by CMBS
Bear Stearns	$14.2	$15.0
JPMorgan	27.3	35.3
Secured by real estate loans
Goldman Sachs	59.1	101.0

	$100.6	$151.3

We have recently agreed in principle on terms with JPMorgan related to the extension and consolidation of our CMBS repurchase agreements with JPMorgan and Bear Stearns. It is anticipated that the term of the facility will be extended to August 2009 and require a paydown of outstanding borrowings due to lower advance rates, among other items. We are in the process of completing final legal documentation of this agreement.

•

$61.9 million (or 9.0% of total liabilities) represents borrowings in the form of unsecured junior subordinated debentures. These debentures are not subject to “margin calls” based on mark-to-market fair value determinations of underlying collateral but are fully recourse to us. These debentures have a maturity date of April 2037 and are outstanding in connection with our April 2007 issuance of $60 million of trust preferred securities.

•

$27.2 million (or 4.0%) represents the fair value of our CDO- related pay-fixed interest rate swaps of $19.5 million and non-CDO related pay-fixed interest rate swaps of $7.7 million, which includes $3.4 million related to a swap terminated in July 2008.

•	$13.2 million (or 1.9% of total liabilities) was in the form of dividends declared but not paid to common shareholders of $7.8 million, trade payables, amounts due to affiliates and other liabilities.

At June 30, 2008, the ratio of total liabilities to stockholders equity was 2.6x. Excluding the impact of the accumulated other comprehensive income (loss) component of stockholders’ equity, or Adjusted Stockholders’ Equity (a non-GAAP measure), the ratio of total liabilities to Adjusted Stockholders’ Equity was 2.3x at June 30, 2008. We believe Adjusted Stockholders’ Equity is a meaningful measure as certain of the financial covenants within our repurchase agreements use Adjusted Stockholders’ Equity as a measure of our leverage. At the end of this earnings release is a reconciliation of stockholders’ equity determined in accordance with GAAP to Adjusted Stockholders’ Equity as well as the June 30, 2008 Fair Value Balance Sheet and Stockholders’ Equity.

Dividends

On June 13, 2008, the Board of Directors approved the declaration of a regular cash dividend of $0.30 per common share for the three months ended June 30, 2008. The dividends were paid on July 31, 2008 to common stockholders of record on June 30, 2008.

2008 Outlook

In 2008, we will continue to focus our efforts on maintaining liquidity, monitoring and managing credit risk, and if excess liquidity is available, targeting investments that will generate the highest risk adjusted returns. Maintaining liquidity may require us to sell assets which could result in lower future revenues and/or result in realized losses. In addition, we expect that our GAAP earnings will continue to be volatile, primarily as a result of our adoption of SFAS No. 159 for which we will reflect changes in the market values of our CDO related financial assets and liabilities in the income statement, discontinuation of hedge accounting for our interest rate swaps and treating certain of our real estate loans as held for sale. As a result, we will continue to report AFFO as a measure of our operating performance as we believe it is a meaningful measure of our operating results and cash flows.

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. The Company’s target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit www.jer.com.

Conference Call

Management will host an earnings conference call on Thursday, August 7, 2008 at 9 A.M. eastern daylight time. A copy of the earnings release will be posted to the Investor Resources section of the JER Investors Trust Inc. website provided below. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (866) 770-7051 (from within the U.S.) or (617) 213-8064 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference passcode “93358008.”

A webcast of the conference call will be available to the public on a listen-only basis at www.jer.com. A replay of the earnings call will be available until August 28, 2008 by dialing (888) 286-8010 (from within the U.S.) or (617) 801-6888 (from outside of the U.S.); please reference passcode “84669516.”

Non-GAAP Financial Measures

During the quarterly conference call, we may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, we have used non-GAAP financial measures, in particular Adjusted Funds from Operations, or AFFO, Adjusted Stockholders’ Equity and a Fair Value Balance Sheet in this press release. Reconciliations of AFFO, Adjusted Stockholders’ Equity, the Fair Value Balance Sheet and the comparable GAAP financial measure (net income, assets, liabilities and stockholders’ equity, as applicable) can be found at the end of this earnings release.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and capital markets, our continued ability to source and fund new investments, satisfactory resolution of negotiations regarding extension terms for our CMBS repurchase agreements, and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS:

J. Michael McGillis

Chief Financial Officer

JER Investors Trust Inc.

(703) 714-8182

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2008	December 31, 2007
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$43,364	$87,556
Restricted cash	1,153	6,687
CMBS financed by CDOs, at fair value	390,491	562,056
CMBS not financed by CDOs, at fair value	100,176	155,384
Real estate loans, held for investment, at fair value at June 30, 2008 and amortized cost at December 31, 2007	253,659	274,734
Real estate loans, held for sale, at lower of cost or fair value	141,913	221,599
Investments in unconsolidated joint ventures	3,261	40,764
Accrued interest receivable	9,437	10,415
Due from affiliate	189	199
Deferred financing fees, net	2,076	14,454
Other assets	2,575	2,333

Total Assets	$948,294	$1,376,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
CDO notes payable, at fair value at June 30, 2008; face amount at December 31, 2007	$431,903	$974,578
Repurchase agreements	151,301	261,864
Junior subordinated debentures	61,860	61,860
Interest rate swap agreements, at fair value	27,237	32,881
Accounts payable and accrued expenses	907	921
Dividends payable	7,752	28,391
Due to affiliate	1,477	1,195
Other liabilities	3,058	3,693

Total Liabilities	685,495	1,365,383

Stockholders' Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized,
25,901,035 shares issued and outstanding	259	259
Additional paid-in capital	392,481	392,270
Cumulative dividends paid/declared	(147,680)	(132,186)
Cumulative earnings	50,632	68,437
Accumulated other comprehensive income (loss)	(32,893)	(317,982)

Total Stockholders' Equity	262,799	10,798

Total Liabilities and Stockholders' Equity	$948,294	$1,376,181

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES
Interest income from CMBS	$24,719	$20,531	$46,171	$38,354
Interest income from real estate loans	7,447	10,630	16,333	19,379
Interest income from cash and cash equivalents	194	1,564	616	3,550
Lease income from real estate assets	—	1,404	—	2,777
Equity in earnings, net, of unconsolidated joint ventures	34	—	967	—
Fee income	156	—	253	—
Other income	—	31	—	31

Total Revenues	32,550	34,160	64,340	64,091

EXPENSES
Interest expense	13,782	19,793	29,197	35,424
Management fees, affiliate	1,874	1,850	3,701	3,705
Incentive fees, affiliate	—	235	—	387
Depreciation and amortization of real estate assets	—	206	—	412
General and administrative	1,937	1,975	3,917	4,255

Total Expenses	17,593	24,059	36,815	44,183

INCOME BEFORE OTHER GAINS (LOSSES)	14,957	10,101	27,525	19,908

OTHER GAINS (LOSSES)
Unrealized loss on financial assets financed with CDOs	(7,319)	—	(186,988)	—
Unrealized gain, net, on CDO related financial liabilities	29,942	—	276,516	—
Loss on interest rate swaps	(5,391)	—	(8,166)	—
Loss on impairment of CMBS	(273)	—	(99,852)	—
Unrealized loss, net, on real estate loan held for sale	(506)	—	(28,874)	—
Unrealized gain (loss) on non-CDO interest rate swaps	8,199	—	(7,401)	—
Loss on sale of real estate loan held for sale	(9,249)	—	(9,249)	—
Loss on termination of non-CDO interest rate swap agreement	(1,370)	—	(1,370)	—

Total other gains (losses)	14,033	—	(65,384)	—

NET INCOME (LOSS)	$28,990	$10,101	$(37,859)	$19,908

Net earnings per share:
Basic	$1.13	$0.39	$(1.47)	$0.77

Diluted	$1.13	$0.39	$(1.47)	$0.77

Weighted average shares of common stock outstanding:
Basic	25,738,893	25,695,178	25,723,476	25,693,615

Diluted	25,761,345	25,720,330	25,762,299	25,715,513

Dividends declared per common share	$0.30	$0.45	$0.60	$0.89

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (unaudited)

(In thousands)

	Common Stock		Additional Paid-in Capital	Cumulative Dividends Paid/ Declared	Cumulative Earnings (Losses)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at December 31, 2007	25,901	$259	$392,270	$(132,186)	$68,437	$(317,982)	$10,798

Cumulative effect of adoption of SFAS No. 159
Assets					(248,347)	225,991	(22,356)
Liabilities					268,401	—	268,401

Total cumulative effect of adoption of SFAS No. 159					20,054	225,991	246,045

Comprehensive income (loss):
Net income (loss)					(37,859)		(37,859)
Recognition of previously unrealized losses on non CDO— related interest rate swap agreements in other comprehensive income at December 31, 2007						10,795	10,795
Amortization of swap termination costs						250	250
Amortization of unrealized losses on CDO related interest rate swaps in other comprehensive income at December 31, 2007						1,144	1,144
Unrealized (losses) on non-CDO CMBS available for sale						(7,548)	(7,548)
Recognition of previously unrealized losses on non-CDO related CMBS in other comprehensive income at December 31, 2007						54,457	54,457

Total comprehensive income (loss)							$21,239

Dividends declared				(15,494)			(15,494)
Stock based compensation- restricted share awards			211				211

Balance at June 30, 2008	25,901	$259	$392,481	$(147,680)	$50,632	$(32,893)	$262,799

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(In thousands)

	For the Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(37,859)	$19,908
Adjustments to reconcile net income to net cash provided by operating activities:
CMBS accretion income	(1,395)	1,444
Amortization of debt issuance costs	1,771	908
Accretion of premiums or discounts on real estate loans	—	(505)
Amortization of other comprehensive (income) loss related to CDO related interest rate swap agreements	1,397	215
Depreciation and amortization on real estate assets	—	413
Unrealized (gain) loss on CDO related financial assets and liabilities, net	(89,528)	—
Unrealized loss on interest rate swap agreement	8,764	—
Unrealized loss on impairment of CMBS	99,852	—
Loss on sale of real estate loan held for sale	9,249	—
Unrealized loss on real estate loans held for sale, net	28,874	—
Equity in earnings, net, from unconsolidated joint ventures	(966)	—
Distributions from unconsolidated joint ventures	1,252	—
Straight line rental income	—	(819)
Payment-in-kind (PIK) interest on real estate loan held for sale	(2,099)	—
Stock compensation expense	211	242
Changes in assets and liabilities:
Decrease (increase) in other assets	(242)	(185)
Decrease (increase) in accrued interest receivable	978	(1,929)
Increase (decrease) in due to/from affiliates, net	302	(409)
Increase (decrease) in accounts payable and accrued expenses and other liabilities, net	(662)	2,600

Net cash provided by operating activities	19,899	21,883

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of CMBS	—	(181,590)
Purchase of real estate loans	—	(413,048)
Purchase of real estate assets	—	(38,749)
Investment in unconsolidated joint ventures	(2,231)	—
Decrease in restricted cash, net	5,534	4,080
Proceeds from sale of unconsolidated joint ventures	39,448	—
Proceeds from repayment of real estate loans	7,471	150,064
Proceeds from sale of real estate loans held for sale	36,191	—

Net cash provided by (used in) investing activities	86,413	(479,243)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(36,133)	(29,843)
Proceeds from repurchase agreements	1,556	473,868
Repayment of repurchase agreements	(112,119)	(180,581)
Proceeds from issuance of junior subordinated debentures	—	61,860
Purchase of common equity in JERIT TS Statutory Trust I	—	(1,860)
Payment of financing costs	(2,438)	(1,030)
Payment of interest rate swap termination costs	(1,370)	—

Net cash provided by (used in) financing activities	(150,504)	322,414

Net (decrease) increase in cash and cash equivalents	(44,192)	(134,946)

Cash and cash equivalents at beginning of period	87,556	143,443

Cash and cash equivalents at end of period	$43,364	$8,497

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$34,878	$33,474

Dividends declared but not paid	$7,752	$11,609

1.	Adjusted Funds from Operations

JER INVESTORS TRUST INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Net income (loss) available to common stockholders	$28,990	$10,101	$(37,859)	$19,908
Add:
Depreciation on unconsolidated and consolidated real estate assets	—	206	238	412
Unrealized gain, net, on CDO related financial assets and liabilities	(22,623)	—	(89,528)	—
Amortization of December 31, 2007 unrealized loss on CDO related interest rate swaps	575		1,144
Unrealized loss on impairment of CMBS	273	—	99,852	—
Unrealized loss on real estate loan held for sale	8,645	—	37,013	—
Reversal of unrealized loss on real estate loan sold during period	(8,139)		(8,139)
Unrealized (gain) loss on non-CDO interest rate swap agreements	(8,199)	—	7,401	—
Realized loss on sale of real estate loan held for sale	9,249	—	9,249	—
Realized loss on termination of non-CDO interest rate swap agreement	1,370	—	1,370	—
CMBS (accretion) amortization	(1,725)	834	(1,387)	1,446
Stock compensation expense	162	166	211	242

Adjusted Funds from Operations (AFFO)	$8,578	$11,307	$19,565	$22,008

AFFO per share:
Basic	$0.33	$0.44	$0.76	$0.86

Diluted	$0.33	$0.44	$0.76	$0.86

2.	Adjusted Stockholders’ Equity

JER INVESTORS TRUST INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

(in thousands, except ratios)

	As of
	June 30, 2008	December 31, 2007
Stockholders' equity	$262,799	$10,798

Add:
Accumulated other comprehensive (income) loss	32,893	317,982

Adjusted Stockholders' Equity	$295,692	$328,780

Total liabilities	$685,495	$1,365,383

Ratio of total liabilities to Adjusted Stockholders' Equity	2.3x	4.2x

3.	Fair Value Balance Sheet and Stockholders Equity Based Upon Fair Value of All Assets and Liabilities

JER INVESTORS TRUST INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

(In thousands, except share and per share data)

	June 30, 2008	Proforma Adjustments	Proforma June 30, 2008
ASSETS
Cash and cash equivalents	$43,364		$43,364
Restricted cash	1,153		1,153
CMBS financed by CDOs, at fair value	390,491		390,491
CMBS not financed by CDOs, at fair value	100,176		100,176
Real estate loans, held for investment, at fair value	253,659		253,659
Real estate loans, held for sale, at lower of cost or fair value	141,913		141,913
Investments in unconsolidated joint ventures	3,261		3,261
Accrued interest receivable	9,437		9,437
Due from affiliate	189		189
Deferred financing fees, net	2,076	(2,076)	—
Other assets	2,575		2,575

Total Assets	$948,294	$(2,076)	$946,218

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
CDO notes payable, at fair value	$431,903		$431,903
Repurchase agreements	151,301		151,301
Junior subordinated debentures	61,860	(33,223)	28,637
Interest rate swap agreements, at fair value	27,237		27,237
Accounts payable and accrued expenses	907		907
Dividends payable	7,752		7,752
Due to affiliate	1,477		1,477
Other liabilities	3,058		3,058

Total Liabilities	685,495	(33,223)	652,272

Stockholders' Equity:
Common stock, 25,901,035 shares issued and outstanding	259		259
Additional paid-in capital	392,481		392,481
Cumulative dividends paid/declared	(147,680)		(147,680)
Cumulative earnings	50,632	31,147	81,779
Accumulated other comprehensive income (loss)	(32,893)		(32,893)

Total Stockholders' Equity	262,799	31,147	293,946

Total Liabilities and Stockholders' Equity	$948,294	$(2,076)	$946,218

Ratio of total liabilities to stockholders equity	2.6x		2.2x

Book value per share	$10.15		$11.35